SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                 (Amendment No.)

                         Ardent Acquisition Corporation
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0001 Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    03979E100
 -------------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 1, 2006
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   03979E100
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Hound Partners, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     441,272

7.   SOLE DISPOSITIVE POWER

     0
8.   SHARED DISPOSITIVE POWER

     441,272

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.25%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP No.   03979E100
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Hound Performance, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     441,272

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     441,272

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     441,272

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.25%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP No.   03979E100
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Jonathan Auerbach

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     441,272

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     441,272

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     441,272

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.25%

12.  TYPE OF REPORTING PERSON

     IN

 CUSIP No.   03979E100
             ---------------------


Item 1(a).  Name of Issuer:


            Ardent Acquisition Corporation
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1415 Kellum Place
            Suite 205
            Garden City, New York 11530
            --------------------------------------------------------------------


Item 2(a) - (c).  Name Principal Business Address, and Citizenship of Person
                  Filing:

            Hound Partners, LLC
            101 Park Avenue, 48th Floor
            New York, NY 10178

            Hound Performance, LLC
            101 Park Avenue, 48th Floor
            New York, NY 10178

            Jonathan Auerbach
            101 Park Avenue, 48th Floor
            New York, NY 10178
            --------------------------------------------------------------------


Item 2(d).  Title of Class of Securities:


            Common Stock, $.0001 Par Value
            --------------------------------------------------------------------


Item 2(e).  CUSIP Number:


            03979E100
            --------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
              Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e) [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Hound Partners, LLC                                  441,272 shares
          Hound Performance, LLC                               441,272 shares
          Jonathan Auerbach                                    441,272 shares
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Hound Partners, LLC                                           5.25%
          Hound Performance, LLC                                        5.25%
          Jonathan Auerbach                                             5.25%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

          Hound Partners, LLC                                           0 shares
          Hound Performance, LLC                                        0 shares
          Jonathan Auerbach                                             0 shares
          ---------------------------------------------------------------------,

          (ii)  Shared power to vote or to direct the vote

          Hound Partners, LLC                                  441,272 shares
          Hound Performance, LLC                               441,272 shares
          Jonathan Auerbach                                    441,272 shares
          ---------------------------------------------------------------------,

          (iii)  Sole power to dispose or to direct the disposition of

          Hound Partners, LLC                                          0 shares
          Hound Performance, LLC                                       0 shares
          Jonathan Auerbach                                            0 shares

_______________________________________________________________________________,

          (iv)  Shared power to dispose or to direct the disposition of

          Hound Partners, LLC                                  441,272 shares
          Hound Performance, LLC                               441,272 shares
          Jonathan Auerbach                                    441,272 shares

_______________________________________________________________________________,


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A
         ----------------------------------------------------------------------,


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         -----------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
         -----------------------------------------------------------------------


Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   November 9, 2006
                                        ----------------------------------------
                                                        (Date)


                                             HOUND PARTNERS, LLC

                                             By:  /s/ Jonathan Auerbach
                                                  ------------------------------
                                                  Jonathan Auerbach, Managing
                                                  Member

                                             HOUND PERFORMANCE, LLC

                                             By:  /s/ Jonathan Auerbach
                                                  ------------------------------
                                                  Jonathan Auerbach, Managing
                                                  Member

                                             /s/ Jonathan Auerbach
                                                  ------------------------------
                                                 Jonathan Auerbach

                                                                  EXHIBIT A

                                    AGREEMENT


     The undersigned agree that this Schedule 13G dated November 9, 2006 relating to the Common Stock, par value $.0001 of Ardent Acquisition Corporation shall be filed on behalf of the undersigned.

                                             HOUND PARTNERS, LLC

                                             By:  /s/ Jonathan Auerbach
                                                  ------------------------------
                                                  Jonathan Auerbach, Managing
                                                  Member

                                             HOUND PERFORMANCE, LLC

                                             By:  /s/ Jonathan Auerbach
                                                  ------------------------------
                                                  Jonathan Auerbach, Managing
                                                  Member

                                             /s/  Jonathan Auerbach
                                                  ------------------------------
                                                  Jonathan Auerbach



SK 22404 0002 718552